Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 115 — dated Monday, August 02, 2004 (To: Prospectus Dated April 15, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XRE5	$4,885,000.00	100.000%	1.500%	$4,811,725.00	FIXED	5.200%
SEMI-ANNUAL
								08/15/2014	02/15/2005	$27.44	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2005 and every coupon date thereafter.
Minimum Denomination: $1,000.00     - Minimum Increments: $1,000.00
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XRF2	$5,074,000.00	100.000%	2.000%	$4,972,520.00	FIXED	5.500%
MONTHLY
								08/15/2019	09/15/2004	$6.11	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2007 and every coupon date thereafter.
Minimum Denomination: $1,000.00     - Minimum Increments: $1,000.00
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XRG0	$3,187,000.00	100.000%	2.500%	$3,107,325.00	FIXED	5.700%
SEMI-ANNUAL
								08/15/2024	02/15/2005	$30.08	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2008 and every coupon date thereafter.
Minimum Denomination: $1,000.00     - Minimum Increments: $1,000.00
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Trade Date: Monday, August 02, 2004 @12:00 PM ET
Settlement Date: Thursday, August 05, 2004
Moody’s Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 15-Apr-04

Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 115 — dated Monday, August 02, 2004 (To: Prospectus Dated April 15, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
060505864	$137,500,000.00	$25.00	3.150%	$133,168,750.00	FIXED	6.000%
QUARTERLY
								08/15/2034	11/15/2004	$0.42	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2009 and every coupon date thereafter.
Minimum Denomination: $25.00     - Minimum Increments: $25.00
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
Listing: These notes have been approved for listing on the New York Stock Exchange under the symbol IKR, subject to official notice of issuance.
We intend to list these notes on the New York Stock Exchange (“NYSE”) and expect trading in these notes on the NYSE to begin within 30 days after the Settlement Date. In order to meet one of the requirements for listing these notes, the Agents have undertaken to sell these notes to a minimum of 400 beneficial holders. These notes are expected to trade flat in the secondary market. For additional tax information with respect to these notes to be listed on the NYSE, please refer to the section entitled “Tax Consequences to U.S. Holders” in our $6,000,000,000 Bank of America InterNotes Prospectus, dated April 15, 2004.
Bank of America InterNotes are debt securities. Consequently, interest payments received by holders of the InterNotes will be treated as interest income, and will not qualify for the favorable Federal income tax treatment afforded “qualified dividend income”, as that term is defined in Section 1(h)(11) of the Internal Revenue Code of 1986, as recently amended.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Trade Date: Monday, August 02, 2004 @12:00 PM ET
Settlement Date: Thursday, August 05, 2004
Moody’s Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 15-Apr-04